Nuveen Municipal Credit Opportunities Fund N-2/A

Exhibit 99.(n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Nuveen Municipal Credit Opportunities Fund of our report dated December 26, 2025, relating to the financial statements and financial highlights which appears in Nuveen Municipal Credit Opportunities Fund’s Certified Shareholder Report on Form N-CSR for the year ended October 31, 2025. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

March 10, 2026